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                                                                    EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

  Unless otherwise indicated, each of the following subsidiaries does business under its corporate name.

 1. American Software Research and Development Corp. incorporated under the laws of the State of Georgia.

 2. American Software FSC, Inc. incorporated under the laws of the United States Virgin Islands.

 3. American Software USA, Inc. incorporated under the laws of the State of Georgia.

 4. ASI Properties, Inc. incorporated under the laws of the State of Georgia.

 5. American Software (UK) Ltd. incorporated under the laws of the United
    Kingdom.

 6. American Software (Thailand), Ltd. incorporated under the laws of Thailand.

 7. American Software (Australia) Pty. Ltd. incorporated under the laws of Australia.

 8. American Software (Japan) KK incorporated under the laws of Japan.

 9. American Software France, SA incorporated under the laws of France.

10. Distribution Sciences, Inc. incorporated under the laws of the State of Georgia.

11. American Software Asia Pacific (s) Pte. Ltd. incorporated under the laws of Singapore.

12. Amedia, Inc. incorporated under the laws of the State of Georgia.

13. The Proven Method, Inc. incorporated under the laws of the State of Georgia.

14. Amquest, Inc. incorporated under the laws of the State of Georgia.

15. Intellimedia Commerce, Inc. incorporated under the laws of the State of Georgia.


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